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                                                                      EXHIBIT 12

                    MAPCO INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)


                                                       Six Months Ended
                                                         June 30, 1996      1995        1994         1993        1992         1991
                                                       ----------------    ------      ------       ------      ------       ------
Earnings as defined:
  Income before provision for income taxes ............     $105.4         $114.2      $116.6       $202.9      $144.6       $182.6
  Fixed charges .......................................       33.1           66.2        60.1         55.3        60.1         63.9
  Capitalized interest included in fixed charges.......        (.6)          (1.7)          -         (2.8)       (2.0)        (1.2)
  Amortization of capitalized interest ................        1.3            3.5         3.4          3.5         3.5          3.3
                                                            ------         ------      ------       ------      ------       ------
          Total .......................................     $139.2         $182.2      $180.1       $258.9      $206.2       $248.6
                                                            ======         ======      ======       ======      ======       ======

Fixed charges as defined:
  Interest and debt expense (includes amortization
    of debt expense and discount) .....................     $ 30.0         $ 58.7      $ 53.7       $ 46.9      $ 51.7       $ 55.5
  Capitalized interest ................................         .6            1.7           -          2.8         2.0          1.2
  Portion of rentals representative of the interest
    factor ............................................        2.5            5.8         6.4          5.6         6.4          7.2
                                                            ------         ------      ------       ------      ------       ------

          Total .......................................     $ 33.1         $ 66.2      $ 60.1       $ 55.3      $ 60.1       $ 63.9
                                                            ======         ======      ======       ======      ======       ======

Ratio of earnings to fixed charges                             4.2            2.8         3.0          4.7         3.4          3.9
                                                            ======         ======      ======       ======      ======       ======
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